UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2011

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On April 21, 2011, LCNB Corp. issued an earnings release announcing its financial results for the first quarter ended March 31, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

Item 8.01   Other Events.

On April 21, 2011, LCNB Corp. issued an earnings release announcing its financial results for the first quarter ended March 31, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated April 21, 2011

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: April 21, 2011	By: /s/ Robert C. Haines II
Robert C. Haines II Chief Financial Officer

Press Release

April 21, 2011

Exhibit 99.1

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE MONTHS ENDED MARCH 31, 2011

LCNB Corp. today announced net income of $2,302,000 (total basic and diluted earnings per common share of $0.34) for the three months ended March 31, 2011.  This compares to $2,212,000 (total basic and diluted earnings per common share of $0.33) for the same three-month period in 2010.  The $90,000 increase in net income was due to a $753,000 increase in income from discontinued operations, net of tax, caused by the sale of LCNB’s insurance agency subsidiary during the first quarter 2011.  In late 2010, LCNB Corp.’s board of directors resolved to sell the insurance agency subsidiary and therefore its financial results are reported in the income statement as income from discontinued operations, net of taxes.  The increase in income from discontinued operations reflects the gain recognized on the sale, less certain related closing costs, taxes, and a curtailment expense recognized in LCNB’s nonqualified defined benefit retirement plan due to the sale.

Net income from continuing operations for the first quarter 2011 was $663,000 less than  the first quarter of 2010  primarily due to a $531,000 increase in the provision for loan losses and a $519,000 increase in non-interest expense.

Net loan charge-offs for the first quarter of 2011 and 2010 totaled $374,000 and $146,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,670,000 or 0.79% of total loans at March 31, 2011, compared to $4,061,000 or 0.89% of total loans at December 31, 2010.  The decrease was primarily due to the receipt of a guarantee payment on a Small Business Administration loan that had been classified as non-accrual at December 31, 2010.  The provision for loan losses for the three months ended March 31, 2011 increased $531,000 over the comparative period in 2010 due to increased net charge-offs, troubled debt restructurings, and current economic conditions.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $2,319,000 at March 31, 2011 and $2,114,000 at December 31, 2010.  The increase was primarily due to inventory repossessed from a commercial borrower that ceased operations.

Net interest income for the first quarter 2011 was $82,000 less than for the comparable 2010 period primarily due to a reduction in general market rates.  Non-interest income for the first quarter 2011 was $178,000 greater than the comparable 2010 period primarily due to increased gains from the sale of investment securities.  Non-interest expense for the three months ended March 31, 2011 increased $519,000 from the comparative period in 2010 largely due to a $145,000 increase in salaries and a $139,000 increase in employee benefits.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio.  An additional office is currently under construction in Monroe, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended March 31,
	2011	2010
Interest income	$8,130	8,602
Interest expense	1,772	2,162
Net interest income	6,358	6,440
Provision for loan losses	739	208
Net interest income after provision	5,619	6,232
Non-interest income	1,931	1,753
Non-interest expense	5,726	5,207
Income before income taxes	1,824	2,778
Provision for income taxes	346	637
Net income from continuing operations	1,478	2,141
Income from discontinued operations, net of taxes	824	71
Net income	$2,302	2,212

Dividends per common share	$0.16	0.16
Basic earnings per common share:
Continuing operations	0.22	0.32
Discontinued operations	0.12	0.01
Diluted earnings per common share:
Continuing operations	0.22	0.32
Discontinued operations	0.12	0.01

Average basic shares outstanding	6,689,743	6,687,232
Average diluted shares outstanding	6,741,767	6,728,730

Selected Financial Ratios
Return on average assets	1.22%	1.21%
Return on average equity	13.16%	13.37%
Dividend payout ratio	45.71%	48.48%
Net interest margin (tax equivalent)	3.87%	4.11%

Selected Balance Sheet Items	March 31, 2011	December 31, 2010
Investment securities	$226,379	251,053

Loans	463,453	454,991
Less allowance for loan losses	2,931	2,641
Net loans	460,522	452,350

Total assets	765,377	760,134
Total deposits	655,091	638,539
Short-term borrowings	11,402	21,691
Long-term debt	22,402	23,120
Total shareholders’ equity	71,468	70,707

Shares outstanding at period end	6,689,743	6,689,743

Book value per share	$10.68	10.57
Equity to assets ratio	9.34%	9.30%

Assets Under Management
LCNB Corp. total assets	$765,377	760,134
Trust and investments (fair value)	227,085	223,545
Mortgage loans serviced	69,627	70,705
Business cash management	10,513	9,591
Brokerage accounts (fair value)	85,400	82,385
Total assets managed	$1,158,002	1,146,360